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                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           NATIONAL-STANDARD COMPANY
                                       AT
                              $1.00 NET PER SHARE
                                       BY
                              NS ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 4, 2000, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other
Nominees:                                                          July 10, 2000

    We are writing to you in connection with the offer by NS Acquisition Corp., a Delaware corporation ("Purchaser"), to purchase any and all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of National-Standard Company, an Indiana corporation (the "Company"), at a price of $1.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 10, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), between Purchaser, Heico Holding, Inc., a Delaware corporation and parent of Purchaser ("Parent"), and the Company. The Purchaser was formed by Parent for the purpose of completing the Offer and the Merger. Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to EquiServe Trust Company (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined under "Procedures for Tendering Shares" in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth under "Procedures for Tendering Shares" in the Offer to Purchase.

    The Offer is conditioned upon, among other things, satisfaction or waiver by Purchaser of the following conditions: (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the scheduled or extended expiration of the Offer; (ii) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects;
(iii) there shall not have been instituted or pending any action or proceeding by any governmental authority seeking to restrain, prohibit or otherwise interfere with the Offer or the Merger; (iv) there shall not have been any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Offer or the Merger;
(v) since the date of the Merger Agreement, there shall not have occurred a material adverse effect with respect to the Company, and there shall not have occurred a change or event which would reasonably be expected to have a material adverse effect on the Company; (vi) the consent and waiver of Foothill Capital Corporation with respect to the Offer and the Merger and the termination of the Company warrant issued to Foothill Capital Corporation shall have been obtained at the expiration of the Offer; (vii) there shall not have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on the date of the Merger Agreement and there shall not have been instituted any action or proceeding subsequent to the date of the Merger Agreement that would have certain specified adverse effects on the Company, the Offer or the Merger; (viii) the Company shall not have filed for, admitted or consented to bankruptcy or insolvency or been adjudicated bankrupt or insolvent or become unable to conduct its business, taken as a whole, substantially as currently conducted; (ix) the Merger
Agreement shall not have been terminated in accordance with its terms; and
(x) there shall have been validly tendered and not withdrawn at the expiration of the Offer, a number of shares of Common Stock equal to at least a majority of the then
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outstanding shares of Common Stock. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase, dated July 10, 2000.

        2. The Letter of Transmittal for your use and for the information of your clients. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3. A letter to shareholders of the Company from Ronald B. Kalich, President and Chief Executive Officer, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission and mailed to the shareholders of the Company.

        4. The Notice of Guaranteed Delivery for Tender of Shares to be used to accept the Offer if the guaranteed delivery procedures set forth under "Procedures for Tendering Shares" of the Offer to Purchase are to be followed.

        5. A printed form of a letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7.  A return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 4, 2000, UNLESS THE OFFER IS EXTENDED.

    Please note the following:

        1. The offer price is $1.00 per Share, net to the seller in cash, without interest.

        2. The Offer is being made for any and all of the outstanding Shares, subject to the conditions set forth in the Offer to Purchase.

        3. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required unless an exemption is available or unless the required taxpayer identification information is provided. See "Important Tax Information" in the Letter of Transmittal.

        4. The Company's board of directors, by unanimous vote of all members present at a meeting duly called and held on June 26, 2000, has
    (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the Company's stakeholders, including shareholders,
    (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), and
    (iii) resolved to recommend that the Company shareholders accept the Offer and vote for the approval and adoption of the Merger Agreement and the Merger.

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        5.  Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates pursuant to the procedures set forth under "Procedures for Tendering Shares" of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations are actually received by the Depositary.

    In order to take advantage of the Offer, (i) a properly completed and duly executed Letter of Transmittal with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "Procedures for Tendering Shares" of the Offer to Purchase.

    None of Purchaser or any officer, director, agent or other representative of Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and Morrow & Co., Inc. (the "Information Agent") as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

    Additional copies of the enclosed materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,
                                          NS ACQUISITION CORP.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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